EXHIBIT B-2(b)


                AMENDMENT NO. 4 TO LOAN AGREEMENT


       THIS AMENDMENT NO. 4, made and entered into as of November 30, 1996 to the Loan Agreement, dated as of June 6, 1990, as amended ("Loan Agreement"), between Entergy Operations, Inc. (hereinafter referred to as "Entergy Operations"), a corporation organized under the laws of Delaware and having its principal place of business at Echelon One, Jackson, Mississippi, and Entergy Corporation (hereinafter referred to as "Entergy"), a corporation organized under the laws of Delaware and having its principal place of business at 639 Loyola Avenue, New Orleans, Louisiana.

        WHEREAS, Entergy Operations and Entergy have heretofore entered into the Loan Agreement, and Entergy Operations and Entergy desire, upon the terms and subject to the conditions herein set forth, to further amend the Loan Agreement in the manner and to the extent hereinafter provided; and

       WHEREAS, on November 27, 1996, the Securities and Exchange Commission (hereinafter referred to as the "Commission") entered an order (Holding Company Act Release No. 35-26617; 70-8899) under the Public Utility Holding Company Act of 1935 authorizing the borrowings by Entergy Operations from Entergy as contemplated herein.

       NOW THEREFORE, in consideration of the premises and of the mutual agreements herein, the parties hereto agree as follows:

I.     Amendment to Loan Agreement.

   (a)   The  Loan  Agreement  is  hereby  amended  by  restating
Paragraph 1 thereof to read as follows:

                  "From and after November 30, 1996 (the "Fourth Amendment Effective Date"), Entergy Operations shall have the right to borrow and reborrow from Entergy and Entergy agrees to lend to Entergy Operations, from time to time, on and after the Fourth Amendment Effective Date, through November 30, 2001, an aggregate principal amount not to exceed Twenty Million Dollars ($20,000,000) at any one time outstanding; provided, however, that the amount of Entergy's commitment hereunder shall be correspondingly reduced by the commitment(s) of any bank or banks to lend money to Entergy Operations for such period as the commitment(s) of any such bank or banks shall remain in effect (the amount of Entergy's commitment hereunder as from time to time in effect being hereinafter referred to as the "Commitment"). Borrowings hereunder shall be in addition to borrowings by Entergy Operations from time to time through the Entergy System Money Pool or through other financing arrangements as may be entered into by Entergy Operations."

   (b) The Loan Agreement is hereby further amended by restating the third sentence of Paragraph 2 thereof to read as follows:

            "The Note shall (i) be payable to the order of Entergy, (ii) be dated the Fourth Amendment Effective Date, (iii) be stated to mature on November 30, 2001, and
       (iv) bear interest as provided in paragraph 3 hereof."

   (c) The Loan Agreement is hereby further amended by restating the first sentence of Paragraph 3 thereof to read as follows:

            "The Note shall bear interest on the unpaid principal
       amount thereof at the rate of interest equal to the  prime
       rate   published   daily  in  the  Wall   Street   Journal
       (hereinafter referred to as the "WSJ Rate")."

   (d) The Loan Agreement is hereby further amended by restating the second sentence of Paragraph 4 thereof to read as follows:

            "Any change in the interest rate on the unpaid principal amount of the Note resulting from a change in the WSJ Rate shall become effective as of the opening of business on the day on which such change in the WSJ Rate shall become effective."


II.    Issuance of New Note.

       On the Fourth Amendment Effective Date, Entergy Operations will execute and deliver to Entergy a note in the form annexed hereto as Exhibit A, and the Note dated November 30, 1994 shall be deemed replaced and superseded thereby. Thereafter, such new Note shall evidence the borrowings of Entergy Operations from Entergy under the Loan Agreement as amended hereby.

III. Miscellaneous.

   (a) Except as expressly amended hereby, the Loan Agreement shall continue in full force and effect in accordance with the provisions thereof.

  (b) This Amendment No. 4 shall be construed in accordance with and governed by the laws of the State of Louisiana.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

                                ENTERGY OPERATIONS, INC.



                                By:  /s/ Lyn H. Rouchell
                                     Lyn H. Rouchell

                                Title: Assistant Treasurer


                                ENTERGY CORPORATION



                                By:  /s/ William J. Regan
                                     William J. Regan

                                Title: Vice President and Treasurer

                                                        EXHIBIT A

                              NOTE

$20,000,000                                     November 30, 1996
                                           New Orleans, Louisiana


        FOR VALUE RECEIVED, ENTERGY OPERATIONS, INC. ("Entergy Operations") promises to pay to the order of ENTERGY CORPORATION ("Entergy"), on November 30, 2001 at its office located at 639 Loyola Avenue, New Orleans, Louisiana 70113, in lawful money of the United States of America, the principal amount of Twenty Million Dollars ($20,000,000) or, if less, the aggregate unpaid principal amount of all loans made by Entergy to Entergy Operations pursuant to the Loan Agreement referred to below, and to pay interest in like money at said office on the unpaid principal amount hereof from the date hereof, payable quarterly in arrears on the first business day of each April, July, October and January, commencing January 1, 1997, and upon termination of the Commitment under said Loan Agreement, at a rate per annum equal from time to time to the WSJ Rate as defined in said Loan Agreement.

        This Note is the Note referred to in Amendment No. 4, dated as of November 30, 1996 ("Amendment No. 4"), to the Loan Agreement, dated as of June 6, 1990, as amended ("Loan Agreement"), between Entergy Operations and Entergy, and is entitled to the benefits and subject to the provisions thereof.

        All loans made by Entergy to Entergy Operations pursuant to the Loan Agreement, and all payments made on the account of the principal hereof, shall be evidenced and determined by reference to the appropriate accounting and computer records maintained by Entergy Services, Inc.

        The unpaid principal amount of this Note may be prepaid, in whole at any time or in part from time to time, without premium or penalty, and is subject to mandatory prepayment under the circumstances and to the extent set forth in the Loan Agreement.

        Upon the occurrence of a default as specified in the Loan Agreement, the loan commitment under the Loan Agreement may be terminated and the principal amount then remaining unpaid on this Note, and accrued interest thereon, may be declared to be immediately due and payable all as provided in the Loan Agreement.

         This Note shall be governed by, and construed in accordance with, the laws of the State of Louisiana.


                                  ENTERGY OPERATIONS, INC.



                                  By: /s/ Lyn Rouchell
                                            Lyn Rouchell

                                  Title: Assistant Treasurer